Exhibit 99.3

CONVERGENT CORPORATION

Unaudited Condensed Consolidated Interim Financial Statements

INTERIM FINANCIAL STATEMENTS

Basis of Presentation

The unaudited interim condensed consolidated financial statements of Convergent Corporation have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position at September 30, 2013 and their results of operations and their cash flows for the six months ended September 30, 2013 and 2012. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Results of operations for the interim period are not necessarily indicative of those to be achieved for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited financial statements included herein for the year ended March 31, 2013.

Convergent Corporation
Unaudited Condensed Consolidated Balance Sheet
September 30, 2013
(in thousands, except share amounts)

Assets
Current assets:
Cash and cash equivalents	$358
Accounts receivable (less allowance for doubtful accounts of $314)	3,046
Sales type lease receivable	1,918
Inventories	4,127
Deferred income taxes	679
Other current assets	1,433
Total current assets	11,561

Property, plant and equipment, net	4,467
Intangible assets, net	909
Sales type lease receivable	3,337
Deferred income taxes	428
Total assets	$20,702

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,045
Accrued expenses	687
Customer deposits/deferred revenue	1,002
Payable to related party	11,459
Total current liabilities	14,193
Unearned interest income	172
Total liabilities	14,365
Commitments and contingencies
Stockholder’s equity:
Common stock, $.01 par value; 100 shares authorized; 100 shares issued and outstanding	1
Accumulated other comprehensive income	70
Additional paid-in capital	6,344
Retained earnings	(78)
Total stockholders’ equity	6,337
Total liabilities and stockholders’ equity	$20,702

See accompanying notes to unaudited condensed consolidated interim financial statements.

Convergent Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
for the Six Months Ended September 30, 2013 and 2012
(in thousands)

	2013	2012

Net revenues	$13,510	$15,923
Cost of sales	10,333	11,085
Gross profit	3,177	4,838
Operating expenses:
Selling, general & administrative expenses	5,124	6,509
Depreciation & amortization	281	211
Total operating expenses	5,405	6,720
Gain on sale or disposal of assets	-	-
Loss from operations	(2,228)	(1,882)
Interest, net	136	109
Loss before income taxes	(2,092)	(1,773)
Income tax benefit	685	585
Net loss	$(1,407)	$(1,188)
Currency translation adjustment:
Unrealized net change arising during the period	25	(23)
Comprehensive loss	$(1,382)	$(1,211)

See accompanying notes to unaudited condensed consolidated interim financial statements.

Convergent Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
for the Six Months Ended September 30, 2013 and 2012
(in thousands)

	2013	2012

Cash flows from operating activities:
Net loss	$(1,407)	$(1,188)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	—	—
Depreciation and amortization	281	211
Deferred income taxes	160	(111)
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	1,750	1,283
Inventories	758	529
Other accounts receivable	7	1
Sales Type Lease Receivable	1,137	222
Other current assets	(250)	(150)
Accounts payable	(2,638)	(617)
Accrued expenses	(50)	356
Customer deposits/deferred revenue	(466)	504
Income taxes receivable	(328)	(722)
Net cash used in provided by operating activities	(1,046)	318
Cash flows from investing activities:
Capital expenditures	(291)	(212)
Net cash used in investing activities	(291)	(212)
Cash flows from financing activities:
Due to related party	730	(417)
Net cash provided by financing activities	730	(417)
Effect of exchange rate changes on cash and cash equivalents	5	2
Net increase in cash and cash equivalents	(602)	(309)
Cash and cash equivalents at beginning of year	960	573
Cash and cash equivalents at end of year	358	264
Supplemental disclosure of cash paid for:
Interest	$—	$—
Income taxes	$—	$184

See accompanying notes to unaudited condensed consolidated interim financial statements.

Convergent Corporation
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
($ amounts in thousands)

1. Basis of Presentation

Business Description

Convergent Corporation (the “Company” or “Convergent”), a Georgia corporation, is a wholly owned subsidiary of Sony Electronics Inc (“Sony”). The Company’s wholly owned subsidiary, Convergent Media Systems Corporation provides video integration services to the enterprise market and creates and delivers digital signage content to the digital out-of-home market. Convergent Corporation is a holding company and does not have any operations.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

All financial information contained herein is unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) the Company considers necessary for a fair presentation of financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States.

Use of Management Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Recently Issued Accounting Pronouncements

     There are no recently issued accounting pronouncements which the Company believes will materially impact its consolidated financial statements.

3. Intangible Assets

Intangible assets subject to amortization consisted of the following at September 30, 2013:

	Useful life	Gross	Accumulated amortization	Net
	(Years)
Intangible assets subject to amortization:
Capitalized software development	3	$601	$215	$386
Work-in-process		523	-	523
Total		$1,124	$215	$909

The Company amortizes internally developed software over the estimated useful life of 3 years, which resulted in amortization expense of $100 during the six months ended September 30, 2013. The Company’s estimated future amortization expense related to capitalized software development in service at September 30, 2013 is as follows:

For the year ending March 31,	Amortization Expense

Remainder 2014	$ 100

2015	$ 200

2016	$ 85

4. Accrued Expenses

The major components of current accrued expenses are as follows:

September 30, 2013

Taxes payable other than income	$458
Wages and benefits	227
Other	2
Total	$687

5. Income Taxes

The effective tax rate (calculated as a ratio of income tax expense to pretax earnings) was approximately 32.7% and 33.0% for the six months ended September 30, 2013 and 2012, respectively. The effective tax rate differs from the statutory rates primarily as a result of differing foreign and U.S. tax rates applied to respective pre-tax earnings by tax jurisdiction. The Company’s estimated annual effective rate was lower in the six months ended September 30, 2013 compared to the comparable period of 2012 due to increased expenses that were not deductible for tax purposes.

The legal entity in which Convergent is included for consolidated tax purposes is, from time to time, under audit by various taxing authorities and several tax years are open at September 30, 2013. Therefore, it is reasonably possible that the amount of unrecognized tax benefits for tax positions taken regarding previously filed tax returns could significantly change in the next 12 months. However, based on the status of these examinations and the uncertainty surrounding the outcomes of audits and negotiations, it is not possible at this time to estimate the impact of such changes, if any. At September 30, 2013, there are no unrecognized tax benefits.

6. Related Party Transactions

The Company recognized revenues of $3,643 and $3,870 for sales to entities owned by its parent and reduced expenses by $311 and $311 during the six months ended September 30, 2013 and 2012, respectively for services it performed for which it was reimbursed by other entities owned by its parent. The Company purchased inventory of approximately $609 and $727 from other entities owned by its parent and received services resulting in expenses of $354 and $370 during the six months ended September 30, 2013 and 2012, respectively. The expenses charged to the company from the parent were to cover expenses related to insurance, tax preparation, network costs, application usage, payroll processing, general human resources functions, sales efforts as well as general oversight of the business. The intercompany payable balance of $11,459 at September 30, 2013 with the parent and all related entities consists of regular trade balances, payroll, inventory transfers, services performed by related parties and daily sweeping of cash balances. As of September 30, 2013 the company had outstanding checks of $484 included within Accounts Payable. In addition to this intercompany balance there is a receivable of $197 with the parent included within accounts receivable.

7. Financing Receivables

The following table presents financing receivables:

Net investment in sales-type leases	September 30, 2013
Current	1,918
Noncurrent	3,337

Net investment in sales-type leases related principally to the company’s sale of digital displays and are for terms ranging generally from 3 to 5 years. There are currently no allowance for credit losses as it is believed the entire balance will be collectible by the Company. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of financing receivables which is estimated to be uncollectible based on historical experience, current economic conditions, and management’s evaluation of outstanding financing receivables.

Scheduled maturities of minimum lease payments outstanding at September 30, 2013, are as follows:

Years ending March 31:	Scheduled Payments
Remainder 2014	977
2015	1,792
2016	1,422
2017	1,064
Total	$5,255

8. Contingencies and Concentrations

Concentrations

The Company’s sales to its ten largest customers for the six months ended September 30, 2013 and 2012 represented approximately 83% and 82%, respectively of total revenues. The ten most significant customer balances as of September 30, 2013 represented approximately 46% of the accounts receivable balance.

Litigation

The Company is involved, from time to time, in certain legal disputes in the ordinary course of business. No such disputes, individually or in the aggregate, are expected to have a material effect on its business or financial condition at September 30, 2013.

9. Summary by Geographical Area

Identifiable assets by geographical area are based on location of facilities.

Identifiable Assets:	September 30, 2013
United States	$19,065
Canada	1,637
Total	$20,702

10. Subsequent Events

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through December 9, 2013, the date the financial statements were available for issue. Subsequent to the end of the year, on October 1, 2013 the Company was acquired by Ballantyne Strong, Inc.